SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

                        Date of Report: February 22, 2006
                        (Date of earliest event reported)

                        MOUNTAINS WEST EXPLORATION, INC.
             (Exact name of registrant as specified in the charter)

          New Mexico                     0-9500                      85-0280415
(State or other jurisdiction of   (Commission File No.)   (IRS Employer Identification No.)
        incorporation)

                        3111 N. Seminary Street, Suite 1N
                             Chicago, Illinois 60657
                    (Address of Principal Executive Offices)

                                 (312) 952-7100
               Registrant's telephone number including area code)

                                 Not Applicable
          (Former name or former address, if changed since last report)

                                ---------------

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 1.01 Entry Into a Material Definitive Agreement.

      On February 22, 2006, Mountains West Exploration, Inc. (the "Registrant") received Two Hundred Fifty Thousand and No/100ths Dollars ($250,000.00) from LD Acquisition, LLC ("Payee"). In return, Registrant entered into a Promissory Note with Payee, whereby Registrant agreed to pay Payee the principal sum of Two Hundred Fifty Thousand and No/100ths Dollars ($250,000.00) (the "Note"). The Note bears simple interest computed at the rate of eight percent (8%) per annum. Following demand for payment, the Note shall bear simple interest at the rate of three percent (3%) per annum in excess of the interest rate identified above. Registrant has the right to prepay in whole or part, without premium or penalty.

      Payee currently owns 725,000 shares of Registrant (approximately 55%) and possesses an option to purchase 10,000,000 shares of Registrant's common stock, exercisable at $0.01 per share. Payee is a Delaware limited liability company, and is owned by Grander, LLC, of which Lee Wiskowski is the sole member and owner and DJS Investments II, LLC, of which Douglas Stukel is the sole member and owner. Lee Wiskowski is the President and a director of the Registrant and Douglas Stukel is the Treasurer, Secretary and director of the Registrant.

Item 9.01 Exhibits.

None.


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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:   February 27, 2006

                                 Mountains West Exploration, Inc.

                                 By:   /s/ Lee Wiskowski
                                      ------------------
                                           Lee Wiskowski
                                           President